Rule 424(b)(3)
                                            File Nos. 333-82583 and 333-82583-01
PRICING SUPPLEMENT NO. 18 DATED: September 27, 2000
(To Prospectus Dated June 8, 2000, as Supplemented June 15, 2000)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series I
                   due Nine Months or More from Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                Fixed Rate Notes


Trade Date:                September 27, 2000                 Book Entry:    |X|
Issue Price:               Variable                           Certificated:  |_|
Original Issue Date:       October 2, 2000   Principal Amount:   $170,000,000.00
Stated Maturity Date:      October 2, 2001   Net Proceeds:       $169,949,000.00
Interest Rate:             6.90%       Specified Currency:          U.S. Dollars


Exchange Rate Agent:       N/A

Agent:                     Deutsche Bank Securities Inc.

Minimum Denomination:      $1,000
Interest Payment Dates:    October 2, 2001
     Record Dates: Interest payable on the Maturity Date will be payable to the person to whom principal is payable.

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:

Interest will be computed on the basis of the actual number of days in a 360-day year.





         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of May 31, 2000, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $20,273,469 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $9,363,148,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.